                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D6 Dated October 8, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.




                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                              Floating Rate Note

THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.

-------------------------------------    -------------------------------------
[X] Senior         [_] Subordinated      Form:
-------------------------------------
CUSIP: 06636PAD5                         [X]Global          [_] Certified
-------------------------------------    -------------------------------------

-------------------------------------    -------------------------------------

Principal Amount: $70,000,000             Specified Currency (check one;
                                          if other than U.S.
Agent's Name and DTC Participant          Dollars, see attached for exchange
                                          rate other information):
Number: Bear, Stearns & Co. Inc., DTC # 352
Issue Price:       100%                   [X] U.S. Dollars (USD or U.S.$)
Net Proceeds to issuer: $70,000,000       [_] European Currency Units (ECU)
Agent's Commission, if applicable : 0%    [_] Australian Dollars (AUD or AUS$)
Original Issue Date: October 16, 1997     [_] British Pound (GBP or UKL)
Stated Maturity: October 15, 1999         [_] Canadian Dollars (CAD or CAN$)
(Specify the Interest Payment Date that   [_] German Marks (DEM or DM)
that is to be Stated Maturity of the      [_] Italian Lire (ITL or Lire)
Note)                                     [_] Japanese Yen (JPY or or Y)
                                          [_] Swiss Francs (CHF or SWFr)
                                          [_] Other: [_________]

Interest Rate Basis: (check one)          Holder has Option to Elect Payments
[_] CD Rate                               in Specified Currency (if Specified
[_] CMT Rate(Designated CMT Telerate      currency is not U.S. Dollars:
Page, if not 7052:_____________)                  [_] Yes  [X] No
                                          Authorized Denominations (if other
[_] Commercial Paper Rate                 than $1,000 and any integral multiple
[_] 11th District Cost of Funds Rate      thereof or if Specified Currency is
[X]  Federal Funds Rate                   not U.S. Dollars:$1,000
[_]  Kenny Rate
[_]  LIBOR                               Optional Extensions of Stated Maturity
  [_]  LIBOR Reuters                     by the Corporation:[_]Yes[X]No
  [_]  LIBOR Telerate                          Extension Period:
  Designated LIBOR currency (if other          Number of Extension Periods:
  than U.S Dollars):___________
[_]  Prime Rate                          Repurchase Price:___%
[_]  Treasury Rate                       (For Discount Securities)
[_]  Other:[_______] (see attached)
[_]  Treasury Rate                       Optional Redemption at the Option of
                                         the Corporation: [_] Yes [X]  No
                                               Initial Redemption Date:
Initial Interest Rate:       %                 Initial Redemption Percentage:
                                               Annual Redemption
                                               Percentage Reduction:

                                         Optional Repayment at the Option of
                                         the Holder:
                                         [_] Yes [X]  No
                                                Optional Repayment Dates:
                                                Optional Repayment Prices:

                      Bankers Trust New York Corporation

                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                              Floating Rate Note



Maximum Interest Rate:   ___%             Amortizing Note: [_] Yes [X] No
                                          Basis or formula for amortization of
                                          principal and/or interest of Note:
Minimum Interest Rate:   ___%
                                          Payment dates for amortizations:
Spread: (+/-): + 19 bp                      [_] Each March 15, June 15,
Spread Multiplier: Not Applicable            September 15 and December 15
Interest Payment Dates (if other than as    [_] Each June 15 and December 15
specified in the Prospectus Supplement):    [_] Other: Each
Each January 15, April 15, July 15 and
October 15
                                          Currency Indexed Note: [_] Yes [X]  No
Commencing: January 15, 1998                    Currency I:
Regular Record Dates (if other than as          Currency II:
 specified in the Prospectus                    Base Exchange Rate:
 Supplement:)                                   Leverage Factor "L":
 Each                                      Principal Indexed: [_] Yes [X]  No
                                            [_] Principal to increase when Base
Calculation Dates (if other than as         Spot Rate exceeds Exchange
specified in the Prospectus Supplement):    Rate and decrease when Spot Rate.
Each _________________________________      is less than Base Exchange Rate
                                            [_] Principal to decrease when Spot
Interest Determination Dates                Rate exceeds Base Exchange Rate
(if other than as                           and increase when Spot Rate is less
specified in the Prospectus Supplement):    than Base Exchage Rate.
  The first Business Day preceeding each
  Interest Reset Date                      Interest Indexed: [_] Yes [X]  No
                                            [_] Interest to decrease when Spot
Reset Periods: (check one)                  Rate exceeds Base Exchange Rate
([X]Daily,[_]Weekly,[_]Monthly,             and increase when Spot Rate
[_]Quarterly,[_]Semiannually or             is less than Base Exchange Rate
[_]Annually                                 [_] Interest to decrease when Spot
Interest Reset Dates (if other than as      Rate exceeds Base Exchange Rate
specified in the Prospectus Supplement):    and increase when Spot Rate is less
                                            than Base Exchange Rate
    Each_______
Index Maturity:____________                Commodity Indexed Note (if yes,
                                           see attached annex for additional
                                           information): [_] Yes [X] No

Optional Interest Reset by Corporation     Calculation Agent (if other than
[_] Yes [X] No                             Bankers Trust Company):
Optional Interest Reset Dates:
(see attached annex for further details)   Other Provisions: .

Original Issue Discount Note:[_]Yes[X]No   Annex Attached [_] Yes [X] No
 Yield to Maturity:                        (and incorporated herein
 OID for U.S. Federal Income               by reference)
 Tax Purposes:

The aggregate initial offering price of this offering is U.S.$70,000,000
(which, if the securities offered hereby are dominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the initial offering price set forth herein) and relates only to pricing Supplement No. D6. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A,having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent therof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the registration Statement referred to above. To date, including this offering, an aggregate of U.S.$544,776.000* (or the equivalent therof in any foreign currencies or currency units) aggreate initial offering price of Debt Securities have been so issued.

                   *Including other issuances, if any, on this date

Type of Sale                               If Principal Transaction, Reoffering

[_] Direct by Corporation                  [X] varying prices related to
[_] As Agent                               prevailing market prices at the time
[X] As Principal                           of resale
                                           [_] fixed public offering price of
                                           _____% of Principal Amount